Exhibit 23.2
ROBERT J. CONSAGA, JR., P.C.
CERTIFIED PUBLIC ACCOUNTANT
      We consent to the incorporation by reference in the Registration Statement on Form S-4 (File No. 333-122750) of Haights Cross Communications, Inc. of our reports dated November 15, 2004 and February 18, 2005, relating to the balance sheets of Options Publishing, Inc. as of December 2, 2004, December 31, 2003, and December 31, 2001, and the related statements of operations, stockholders equity and cash flows of each of the years in the period ended December 2, 2004 and the three-year period ended December 31, 2003. We also consent to the reference to our firm under the caption “Experts” in the Prospectus which is part of this Registration Statement.

/s/ Robert J. Consaga, Jr., P.C.
Salem, New Hampshire
May 9, 2005